UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2010

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01

Regulation FD Disclosure.

On August 11, 2010, Kohl’s Department Stores, Inc. (“Kohl’s”) and Capital One, National Association (“Capital One”) entered into a strategic alliance related to the private label credit card operations of Kohl’s and its subsidiaries.  As part of this alliance, Kohl’s and Capital One have entered into a Private Label Credit Card Program Agreement (the “Program Agreement”).

Pursuant to the Program Agreement, Capital One will offer private label credit cards to new and existing customers of Kohl’s (the “Program”).  Kohl’s will continue to handle all customer service functions and will continue to be responsible for all advertising and marketing related to its credit card customers.  The Program will operate in the same manner as it currently operates under Kohl’s existing program agreement with Chase Bank USA, National Association (“Chase”).  The effects of the transaction will be largely transparent to Kohl’s customers.

 The initial term of the Program Agreement is seven years, which becomes effective and commences upon Capital One’s acquisition from Chase of all right, title and interest in Kohl’s approximately 20 million proprietary credit card accounts and the outstanding balances associated with these accounts.  Kohl's or Kohl's nominee will have the option to purchase the credit card accounts and all other Program assets from Capital One upon the expiration or earlier termination of the Program Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 12, 2010

KOHL’S CORPORATION

By:

/s/ Richard D. Schepp

Richard D. Schepp

Executive Vice President,

General Counsel and Secretary